EXHIBIT 3.2

AMENDMENTS TO AMENDED AND RESTATED BYLAWS OF PFSWEB, INC.

1.	Section 3.2 is hereby amended to read in its entirety as follows:

“3.2.1. Except as otherwise provided in this Certificate of Incorporation or the General Corporation Law of the State of Delaware, the business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of such number of members as may be fixed, subject to the rights of the holders of any series of Preferred Stock then outstanding, from time to time, by the affirmative vote of the majority of the members of the Board of Directors of the Corporation, but not less than the minimum number authorized by the State of Delaware.

3.2.2. Subject to the rights of the holders of any series of Preferred Stock then outstanding:

(a) Until the election of directors at the 2015 Annual Meeting of Stockholders, the Board of Directors shall be divided into three classes of directors, as nearly equal in number as possible. Subject to the provisions set forth below and Sections 3.2.3 and 3.2.4 herein, each class of directors shall be elected for a three-year term and the terms of each class shall be staggered so that only one class of directors will be elected at each annual meeting of stockholders. Until the election of directors at the 2015 Annual Meeting of Stockholders, the directors of the Corporation (exclusive of directors who are elected pursuant to the terms of, and serve as representatives of the holders of, any series of Preferred Stock) are sometimes referred to herein as “Classified Directors.”

(b) Each director elected at the 2013 Annual Meeting of Stockholders shall be elected for a one-year term and shall hold such office until the term for which they were elected or appointed expires and their successor is duly elected and qualified, or until their earlier death, resignation or removal from office.

(c) Each director serving as a director immediately following the 2013 Annual Meeting of Stockholders, or elected or appointed thereafter, shall hold office until the term for which they were elected or appointed expires and their successor is duly elected and qualified, or until their earlier death, resignation or removal from office.

(d) Each director elected at the 2014 Annual Meeting of Stockholders shall be elected for a one-year term and shall hold such office until the term for which they were elected or appointed expires and their successor is duly elected and qualified, or until their earlier death, resignation or removal from office.

(e) From and after the election of directors at the 2015 Annual Meeting of Stockholders, the Board of Directors shall cease to be classified and all directors shall be elected for one-year terms expiring at the next annual meeting of stockholders.

3.2.3. Subject to the rights of the holders of any series of Preferred Stock then outstanding:

(a) Until the 2015 Annual Meeting of Stockholders, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the shares of the Corporation entitled to vote for the election of directors. For purposes of this Section, cause for removal shall be construed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the Corporation in a matter of substantial importance to the Corporation.

(b) From and after the 2015 Annual Meeting of Stockholders, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of at least a majority of the voting power of all of the shares of the Corporation entitled to vote for the election of directors.

3.2.4. Subject to the rights of the holders of any series of Preferred Stock then outstanding:

(a) Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office.

(b) Until the election of directors at the 2015 Annual Meeting of Stockholders, each director chosen to fill a vacancy in the Board of Directors shall receive the classification of the vacant directorship to which he or she has been appointed or, if it is a newly created directorship, shall receive the classification that at least a majority of the directors then in office designate and shall hold office until the first meeting of stockholders held after his or her appointment for the purpose of electing directors of that classification, and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal from office.

(c) From and after the 2015 Annual Meeting of Stockholders, each director chosen to fill a vacancy in the Board of Directors shall hold office until the first meeting of stockholders held after his or her appointment for the purpose of electing directors and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal from office.”

2.	The following is added as Section 2.8.1:

“2.8.1 Majority Vote Provision. At the 2014 annual meeting of stockholders and at each annual meeting thereafter, the stockholders shall elect directors by a majority of the votes cast unless the number of nominees exceeds the number of directors to be elected, in which case the directors shall be elected by a plurality of the shares represented in person or by proxy at such meeting and entitled to vote on the election of directors. A majority of votes cast means that the number of shares entitled to vote on the election of directors and represented in person or by proxy at such meeting casting their vote “for” a director must exceed the number of such votes cast “against” that director. Broker non-votes, if any, and abstentions shall not be treated as votes cast. If a nominee for director, who is not serving as a director of the Corporation at the time of such election, does not receive a majority of the votes cast at a meeting of stockholders for the election of directors, such nominee shall not be elected. If a nominee for director, who is serving as a director of the Corporation at the time of such election, does not receive a majority of the votes cast at a meeting of stockholders for the election of directors, such nominee shall tender his or her resignation to the Board of Directors. The Nominating Committee shall then make a recommendation to the Board of Directors as to whether to accept or reject the resignation. The Board of Directors will consider the Nominating Committee’s recommendation and such other factors as it deems appropriate, and publicly disclose (by press release, filing of a Form 8-K with the Securities Exchange Commission or any other means of public disclosure) its decision and the reasons for it within 90 days from the date that the election results are certified. The director who tenders his or resignation will not participate in the Board’s decision.”